                                                                      EXHIBIT 12

                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


                                                                                                Years Ended December 31,
                                                               Six Months Ended  --------------------------------------------------
                                                                June 30, 1999      1998        1997      1996     1995       1994
                                                               ----------------  -------     -------   -------   -------   --------
   (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges                              $ 1,688       $ 2,492     $ 2,794   $ 2,798   $ 2,538    $ 2,441
  Add (deduct):
     - Income taxes                                                    964         1,553       1,624     1,614     1,466      1,532
     - Interest expense                                                655         1,397       1,283     1,146     1,151      1,139
     - Capitalized interest (net of amortization)                       (3)           (7)        (13)      (35)      (23)        (6)
     - Preferred stock dividends of Parent                              --            --          --        --         6         10
     - Dividends on preferred securities of subsidiaries                48            98         101       106        98         18
     - Additional income requirement on preferred dividends of           2             5           7        10        10         12
        subsidiaries
     - Minority interests                                               23           199         155       149       145        140
     - Portion of rent expense representing interest                    66           155         133       131       128        140
                                                                   -------       -------     -------   -------   -------   --------
                                                                     3,443         5,892       6,084     5,919     5,519      5,426
  Deduct - Minority interests                                          (25)         (329)       (280)     (263)     (246)      (243)
                                                                   -------       -------     -------   -------   -------   --------
Adjusted earnings                                                  $ 3,418       $ 5,563     $ 5,804   $ 5,656   $ 5,273    $ 5,183
                                                                   =======       =======     =======   =======   =======   ========

Fixed charges:
  Interest expense                                                 $   655       $ 1,397     $ 1,283   $ 1,146   $ 1,151    $ 1,139
  Dividends on preferred securities of subsidiaries                     48            98         101       106        98         18
  Additional income requirement on preferred dividends of                2             5           7        10        10         12
   subsidiaries
  Portion of rent expense representing interest                         66           155         133       131       128        140
                                                                   -------       -------     -------   -------   -------   --------
                                                                       771         1,655       1,524     1,393     1,387      1,309
  Deduct - Minority interests                                          (15)          (60)        (66)      (68)      (70)       (68)
                                                                   -------       -------     -------   -------   -------    -------
Adjusted fixed charges                                             $   756       $ 1,595     $ 1,458   $ 1,325   $ 1,317    $ 1,241
                                                                   =======       =======     =======   =======   =======    =======

RATIO OF EARNINGS TO FIXED CHARGES                                    4.52(a)       3.49(b)     3.98      4.27      4.00       4.18

(a) Excluding pretax special items of $(321) million, or $(189) million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the six months ended June 30, 1999 would have been 4.10.

(b) Excluding pretax special items of $755 million, or $482 million after-tax (see Note 3 in Part I. Financial Information), the Company's ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 3.96.